EXHIBIT 23.1

Accountants and Business Advisors
Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 25, 2005, accompanying the financial statements of Novint Technologies, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Interest of Named Experts and Counsel.”
/s/GRANT THORNTON LLP
Albuquerque, New Mexico
December 5, 2005

Suite 602
100 Sun Avenue N.E.
Albuquerque, NM 87109
T	505.855.7900
F	505.855.7938
W	www.grantthornton.com
Grant Thornton LLP
US member of Grant Thornton International